Exhibit 99.2

Sands China Ltd.

OFFER TO EXCHANGE ALL OUTSTANDING

US$800,000,000 3.800% Senior Notes due 2026

US$700,000,000 4.375% Senior Notes due 2030

For an Equal Principal Amount of

3.800% Senior Notes due 2026

4.375% Senior Notes due 2030

Which Have Been Registered Under the Securities Act of 1933

, 2020

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are enclosing herewith an offer by Sands China Ltd. (the “Company”), to exchange the Company’s outstanding 3.800% Senior Notes due 2026 and 4.375% Senior Notes due 2030 (collectively, the “Outstanding Notes”), for an equal principal amount of the Company’s newly issued 3.800% Senior Notes due 2026 and 4.375% Senior Notes due 2030 (collectively, the “Notes”), respectively, which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), upon the terms and subject to the conditions set forth in the accompanying Prospectus, dated                         , 2020 (as the same may be amended and supplemented from time to time, the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Prospectus and the related materials constitutes the “Exchange Offer”).

The Exchange Offer does not provide a procedure for holders to tender the Outstanding Notes by means of guaranteed delivery.

Your prompt action is requested. The Exchange Offer will expire at 5:00 PM, New York City time, on                         , 2021, unless extended (such time and date, as it may be extended, the “Expiration Date”). Tendered Outstanding Notes may be withdrawn at any time prior the Expiration Date.

Based on an interpretation by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “SEC”) as set forth in certain interpretative letters addressed to third parties in other transactions, Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act or a “broker” or “dealer” registered under the Securities Exchange Act of 1934, as amended) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Notes are acquired in the ordinary course of such holder’s business and such holder is not engaging, does not intend to engage, and has no arrangement or understanding with any person to participate, in the distribution of such Notes. See “Shearman & Sterling,” SEC No-Action Letter (available July 2, 1993), “Morgan Stanley & Co., Inc.,” SEC No-Action Letter (available June 5, 1991) and “Exxon Capital Holding Corporation,” SEC No-Action Letter (available May 13, 1988). Accordingly, each broker-dealer that receives Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of those Notes.

The Exchange Offer is not conditioned on any minimum aggregate principal amount of Outstanding Notes being tendered, except that Outstanding Notes may be tendered only in minimum denominations of US$200,000 and integral multiples of US$1,000 in excess thereof.

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange any Outstanding Notes for, any Notes and may terminate the Exchange Offer (whether or not any Outstanding Notes have been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the conditions described in the Prospectus under “The Exchange Offer — Conditions to the Exchange Offer” have occurred or exist or have not been satisfied.

We are requesting that you contact your clients from whom you hold Outstanding Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	A Prospectus, dated , 2020.

2.	A Letter of Transmittal for your use and for the information of your clients.

3.

A form of letter which may be sent to your clients for whose accounts you hold Outstanding Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

4.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 of the Internal Revenue Service (included in the Letter of Transmittal after the instructions thereto).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Outstanding Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the tender of Outstanding Notes to them or their order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

To participate in the Exchange Offer, certificates for Outstanding Notes, or a timely confirmation of a book-entry transfer of such Outstanding Notes into the Exchange Agent’s account at The Depositary Trust Company, and, if applicable, a duly executed and properly completed Letter of Transmittal or facsimile thereof, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Letter of Transmittal and the Prospectus.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent at the following email address: Cts.specfinance@usbank.com.

Very truly yours,

Sands China Ltd.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE COMPANY, THE EXCHANGE AGENT OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

3